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EXHIBIT 21.1

LIST OF SUBSIDIARIES OF CHEROKEE INC.

Name and Jurisdiction of Organization:

1.
SPELL C. LLC., a Delaware limited liability company

2.
Cherokee Brands, LLC, a Delaware limited liability company

3.
Three-Sixty Vision LLC, a Delaware limited liability company

4.
Hawk 900 Brands LLC, a Delaware limited liability company

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES OF CHEROKEE INC.